Exhibit 99.1

Akerna Corp. Announces Pricing of $5.0 Million Private Placement of

Convertible Redeemable Preferred Stock

DENVER, October 3, 2022 (GLOBE NEWSWIRE) -- Akerna Corp. (Nasdaq: KERN) (“Akerna” or the “Company”), a leading enterprise software company and developer of one of the most comprehensive technology infrastructures, ecosystems, and compliance engines powering the global cannabis industry, today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase 400,000 shares of Series A convertible redeemable preferred stock and 100,000 shares of Series B convertible redeemable preferred stock. Each share of Series A and Series B preferred stock has a purchase price of $9.50, representing an original issue discount of 5% of the $10.00 stated value of each share. Each share of Series A and Series B preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $0.25 per share. Shares of the Series A and Series B preferred stock are convertible at the option of the holder at any time following the Company’s receipt of stockholder approval of a reverse stock split of the Company’s shares of common stock. The Company and the holders of the Series A and Series B preferred stock also entered into a registration rights agreement to register the resale of the shares of common stock issuable upon conversion of the Series A and Series B preferred stock. Total gross proceeds from the offerings, before deducting discounts, placement agent’s fees and other estimated offering expenses, is $5.0 million.

The Series A and Series B preferred stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate a reverse stock split of the Company’s shares of common stock at a special meeting of Company stockholders. The Series B preferred stock permits the holder to cast 4,000 votes per share of Series B preferred stock on such proposal, provided, that such votes must be cast in the same proportions as the shares of common stock and Series A preferred stock are voted on that proposal (excluding any shares of common stock that are not voted on the proposal). Except as required by law or expressly provided by the certificates of designation, holders of the Series A and Series B preferred stock will not be permitted to vote on any other matters. The holders of the Series A and Series B preferred stock agreed not to transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of their shares of preferred stock until after the receipt of stockholder approval of the reverse stock split. The holders of the Series A and Series B preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at 105% of the stated value of such shares during the period commencing on the earlier of (i) receipt of stockholder approval of the reverse stock split and (ii) the date that is 60 days after the closing of the offering and ending 90 days after the closing of the offering. The Company has the option to redeem the Series A preferred stock for cash at 105% of the stated value commencing after the receipt of stockholder approval of the reverse stock split, subject to the holders’ rights to convert the shares prior to a redemption at the option of the Company.

The closing of the offering is expected to occur on or about October 4, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

A.G.P./Alliance Global Partners is acting as the exclusive financial advisor in connection with the offering.

The Series A and Series B preferred stock and shares of common stock into which these preferred shares are convertible are being issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and/or Rule 506 of Regulation D as promulgated by SEC under the 1933 Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Akerna

Akerna (Nasdaq: KERN) is an enterprise SaaS company focused on compliantly serving the cannabis, hemp, and CBD industry. First launched in 2010, Akerna has tracked more than $30 billion in cannabis sales to date and is the first cannabis software company listed on Nasdaq. Using connected data and information to propel the cannabis industry forward, Akerna empowers businesses, governments, patients, and consumers to make smart decisions.

The Company’s cornerstone technology, MJ Platform, one of the world’s leading cannabis infrastructure as a service platform, powers retailers, manufacturers, brands, distributors, and cultivators. Akerna also offers a complete suite of professional consulting services and data analytics for businesses as well as solo sciences, Leaf Data Systems, Trellis, Ample Organics, Viridian Sciences and 365 Cannabis.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the timing and completion of the proposed offering and the expected use of proceeds from the proposed offering. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on March 31, 2022, and its periodic reports on Form 10-Q and Form 8-K, as well as the risks identified in the registration statement and the prospectus supplement relating to the offering. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

For more information, visit https://www.akerna.com/.

Contacts:

Media

Georgia Jablon (pr@akerna.com)

Investor

Peter Seltzberg, 516-419-9915, peters@coreir.com